                                    Exhibit 5
                Opinion and Consent of Jones, Day, Reavis & Pogue

June 12, 1995




Fabri-Centers of America, Inc.
5555 Darrow Road
Hudson, Ohio  44236

RE:      Fabri-Centers of America, Inc.
         Executive Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Fabri-Centers of America, Inc., an Ohio corporation (the "Company"), in connection with the Executive Incentive Plan of the Company (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of Common Stock, without par value, of the Company (the "Common Shares"), that may be issued pursuant to the Plan and any agreements contemplated thereby (the "Agreements") are duly authorized and will be, when issued in accordance with the Plan and the Agreements, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Form S-8 Registration Statement being filed by the Company to effect registration of the 500,000 Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.


Very truly yours,




Jones, Day, Reavis and Pogue